Exhibit 99.1

Constellation Alpha Capital Corp. to Merge with DermTech, Inc., a leading innovator of genomics for dermatology and non-invasive skin cancer diagnosis

New York, NY and La Jolla, CA. May 29, 2019 - Constellation Alpha Capital Corp. (NASDAQ: CNAC) (“Constellation”), a special purpose acquisition company, announced that it has executed a definitive agreement to merge with DermTech, Inc. (“DermTech”), a molecular genomics company, with an initial focus on skin cancer, that develops and markets novel non-invasive diagnostic tests.

About DermTech, Inc.

DermTech is a leading genomics company in dermatology, bringing precision medicine to the diagnosis and treatment of skin disease. DermTech markets and develops products that facilitate the early detection of skin cancers, assess inflammatory diseases and help customize drug treatment. DermTech analyzes skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech’s mission is to transform dermatology by delivering highly accurate and objective information to the clinician to improve care and reduce costs.

Mr. Rajiv Sarman Shukla, Chairman and Chief Executive Officer of Constellation, said, “DermTech has developed a deep pipeline of dermatology-focused diagnostic tests with superior clinical sensitivity, improved patient comfort due to non-invasive sample collection and meaningful cost savings for payors. We are excited to bring this potential opportunity to our shareholders.”

Dr. John Dobak, Chief Executive Officer of DermTech, said, “We look forward to completing this transaction, which will allow us to scale up commercialization of our skin cancer products, support the development of new products and expand our collaborations with pharmaceutical partners. DermTech has developed a unique diagnostic platform addressing large commercial opportunities, based on a foundation of science, clinical evidence and physician and patient value. This transaction provides us an opportunity to utilize and build upon our platform.”

About Constellation Alpha Capital Corp.

Constellation, a special purpose acquisition company, was formed by Mr. Rajiv Sarman Shukla. Constellation raised $143.75 million in its initial public offering in June 2017. Additional information about Constellation is available at www.ConstellationAlpha.com.

Key Transaction Terms

Under the terms of the transaction, Constellation will domesticate its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware and DermTech will merge with a wholly-owned subsidiary of Constellation. All of DermTech’s outstanding capital stock will be converted into 16 million shares of newly issued Constellation common stock, less the number of shares of Constellation common stock that can be acquired or received pursuant to certain DermTech equity awards.  In addition, Constellation has entered into subscription agreements with new health care focused institutional investors as well as certain existing investors in DermTech to sell approximately 6.2 million shares of its common stock at a purchase price of $3.25 per share for an aggregate of $20 million in a private placement that will close in connection with the closing of the transaction. It is anticipated that DermTech shareholders will own approximately 63.7% of the combined company’s shares and the private placement investors will own approximately 24.5% of the combined company’s shares following the consummation of the merger, but final ownership percentages will depend on the amount of redemptions by Constellation shareholders.

The definitive agreement contains a minimum cash closing condition of $15 million, which Constellation expects to satisfy with proceeds from the private placement described above.  The merger agreement further provides that the closing of the transaction is subject to approval by Constellation’s shareholders and the satisfaction of other closing conditions. The transaction is expected to close in the third quarter of 2019. Shares of Constellation common stock may be redeemed by public stockholders for a price of approximately $10.45 upon consummation of the transaction. Cowen and Company, LLC is acting as financial and capital markets advisor to Constellation. Greenberg Traurig, LLP is acting as legal counsel to Constellation. Mintz is acting as legal counsel to DermTech.

A full description of the transaction terms will be provided in a Registration Statement on Form S-4 that will include a joint information statement for the stockholders of DermTech and proxy statement for the shareholders of Constellation, which will constitute a prospectus of Constellation in respect of the shares of Common Stock to be issued in the transaction (the “Joint Proxy Statement”), to be filed with the United States Securities and Exchange Commission (“SEC”). Constellation urges investors, shareholders and other interested persons to read, when available, the preliminary Joint Proxy Statement as well as other documents filed with the SEC because these documents will contain important information about Constellation, DermTech and the transaction. The definitive Joint Proxy Statement will be mailed to shareholders of Constellation as of a record date to be established for voting on the proposed transaction. Shareholders will also be able to obtain a copy of the Joint Proxy Statement, without charge, by directing a request to: Constellation Alpha Capital Corp., Emerald View, Suite 400, 2054 Vista Parkway, West Palm Beach, FL 33411. The preliminary and definitive Joint Proxy Statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov) and Constellation’s website.

Participants in the Solicitation

Constellation, DermTech and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of Constellation is set forth in Constellation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, which was filed with the SEC on June 29, 2018.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the proposed transaction will be set forth in the Joint Proxy Statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Constellation or DermTech, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive document.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, and the closing of the proposed transaction and the private placement. These statements are based on various assumptions and on the current expectations of Constellation and DermTech management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Constellation and DermTech. These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which DermTech may become a party or governmental investigations to which DermTech may become subject that could interrupt or limit DermTech’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in DermTech’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the shareholders of Constellation and/or the stockholders of DermTech for the proposed transaction is not obtained; failure to realize the anticipated benefits of the proposed transaction, including as a result of a delay in consummating the proposed transaction or a delay or difficulty in integrating the businesses of Constellation and DermTech; the amount of redemption requests made by Constellation’s shareholders; those factors discussed in Constellation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 under the heading “Risk Factors,” and other documents of Constellation filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Constellation nor DermTech presently know or that Constellation and DermTech currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Constellation’s and DermTech’s expectations, plans or forecasts of future events and views as of the date of this press release. Constellation and DermTech anticipate that subsequent events and developments will cause Constellation’s and DermTech’s assessments to change. However, while Constellation and DermTech may elect to update these forward-looking statements at some point in the future, Constellation and DermTech specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Constellation’s and DermTech’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contact:

Mr. Rajiv Shukla, Chief Executive Officer, rss@constellationalpha.com

Dr. John Dobak, Chief Executive Officer, jdobak@dermtech.com